Exhibit 99.1

News Release
AMKOR RAISES BUSINESS OUTLOOK FOR FOURTH QUARTER 2009
Chandler, Ariz., December 21, 2009 — Amkor Technology, Inc. (NASDAQ: AMKR) today updated its outlook for certain financial information for the fourth quarter ended December 31, 2009.
“Due to higher than expected customer demand across our product lines, net sales for the fourth quarter are expected to be up around 6% from the third quarter of 2009, representing an improvement over our previous guidance of flat, plus or minus 2%,” said Ken Joyce, Amkor’s President and Chief Executive Officer.
The company also expects gross margin for the fourth quarter to be around 26%. The expected gross margin is higher than the company’s previous guidance of 23% to 25%, primarily as a result of the expected improved level of net sales.
About Amkor
Amkor is a leading provider of semiconductor assembly and test services to semiconductor companies and electronics OEMs. More information on Amkor is available from the company’s SEC filings and on Amkor’s website: www.amkor.com.
Forward Looking Statement Disclaimer
This press release contains forward-looking statements within the meaning of federal securities laws. All statements other than statements of historical fact are considered forward-looking statements including, without limitation, the following: statements regarding our expectations for net sales and gross margin for the fourth quarter of 2009. These forward-looking statements involve a number of risks, uncertainties, assumptions and other factors that could affect future results and cause actual results and events to differ materially from historical and expected results and those expressed or implied in the forward-looking statements, including, but not limited to, the following:
•	finalization of our results and completion of our annual audit;

•	the highly unpredictable nature of the semiconductor industry;

•	the effect of the global economy on credit markets, financial institutions, customers, suppliers and consumers;

•	inability to achieve high capacity utilization rates;

•	volatility of consumer demand for products incorporating our semiconductor packages;

•	weakness in the forecasts of Amkor’s customers;

•	customer modification of and follow through with respect to forecasts provided to Amkor;

•	curtailment of outsourcing by our customers;

•	our substantial indebtedness and restrictive covenants;

•	failure to realize sufficient cash flow to fund capital additions;

•	the effects of a recession in the U.S. and other economies worldwide;

•	the highly unpredictable nature and costs of litigation and other legal activities and the risk of adverse results of such matters;

•	worldwide economic effects of terrorist attacks, natural disasters and military conflict;

•	our ability to reduce costs;

•	competitive pricing and declines in average selling prices;

•	timing and volume of orders relative to production capacity;

•	fluctuations in manufacturing yields;

•	competition;

•	dependence on international operations and sales;

•	dependence on raw material and equipment suppliers and changes in raw material costs;

•	exchange rate fluctuations;

•	dependence on key personnel;

•	difficulties in managing growth;

•	enforcement of intellectual property rights;

•	environmental and other governmental regulations; and

•	technological challenges.
Other important risk factors that could affect the outcome of the events set forth in these statements and that could affect our operating results and financial condition are discussed in the company’s Annual Report on Form 10-K for the year ended December 31, 2008 and in the company’s subsequent filings with the Securities and Exchange Commission made prior to or after the date hereof. Amkor undertakes no obligation to review or update any forward-looking statements to reflect events or circumstances occurring after the date of this press release.
Contact:
Amkor Technology, Inc.
Joanne Solomon, 480-821-5000 ext. 5416
Corporate Vice President & CFO
joanne.solomon@amkor.com